September 27, 2010

RiverSource Variable Series Trust

50606 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

I am the general counsel of RiverSource Variable Series Trust (the “Trust”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of each series of the Trust indicated in Appendix A as a “Buying Fund” (each a “Buying Fund”) with each series of Columbia Funds Variable Insurance Trust indicated in Appendix A as the corresponding “Selling Fund” (each a “Selling Fund”), and the issuance of Class 1 and (other than with respect to RiverSource Variable Portfolio – Mid Cap Value Fund) Class 2 shares of beneficial interest of each Buying Fund in connection therewith (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust, on behalf of each Buying Fund, certain other registered investment companies, on behalf of certain series thereof, and Columbia Management Investment Advisers, LLC (the “Agreement and Plan of Reorganization”), in substantially the form included in the Registration Statement, I have examined the Trust’s Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”) and the Trust’s Bylaws, both as amended to date, and am familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. I have also examined such other documents and records as I have deemed necessary for the purposes of this opinion.

I have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees of each Selling Fund and the shareholders of each Selling Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, I am of the opinion that:

1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its trustees. The Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Scott R. Plummer
Scott R. Plummer
General Counsel
RiverSource Variable Series Trust

Appendix A

Buying Fund	Selling Fund
RiverSource Variable Portfolio – Short Duration U.S. Government Fund	Columbia Federal Securities Fund, Variable Series
Threadneedle Variable Portfolio – International Opportunity Fund	Columbia International Fund, Variable Series
RiverSource Variable Portfolio – Diversified Equity Income Fund	Columbia Large Cap Value Fund, Variable Series
RiverSource Variable Portfolio – Mid Cap Value Fund	Columbia Mid Cap Value Fund, Variable Series